Exhibit 99.1

PRESS RELEASE December 22, 2008 7:00 PM ET	Contact: Virginia Dadey Telephone: 212-541-3707 vdadey@arrowres.com

CORRECTING and REPLACING Arrowhead Reports Fourth Quarter and Full Year 2008 Financial Results

- Management to Hold Conference Call to Discuss Results at 5:00PM ET -

PASADENA, Calif.—Second sentence in the Selected FY2008 Financial Highlights section of release dated December 15, 2008, should read: GAAP consolidated net loss declined to ($27.1 million), or ($0.69) per share for FY2008 (sted GAAP consolidated net loss declined to ($25.8 million), or ($0.66) per share).

The corrected release reads:

ARROWHEAD REPORTS FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS

• Management to Hold Conference Call to Discuss Results at 5:00 P.M. ET -

Arrowhead Research Corporation (NASDAQ: ARWR) (Arrowhead) today announced its fourth quarter and full year financial results for the fiscal year ended September 30, 2008.

“We are very encouraged by our continued progress towards the commercialization of our subsidiaries’ nanotechnology-based solutions during fiscal 2008, and in particular with our most mature subsidiaries, Unidym and Calando,” stated Dr.Christopher Anzalone, Arrowhead’s President and CEO. “We moved Calando towards a possible liquidity event, while simultaneously undertaking steps to consolidate management of our subsidiaries at the Arrowhead level to create a leaner, more efficient enterprise capable of addressing large market opportunities. Furthermore, we strengthened our balance sheet with capital raises both in Arrowhead and Unidym during fiscal 2008 and, subsequent to the close of the fiscal year, with additional raises into Unidym and Calando, to ensure our ongoing ability to execute on our growth plans.”

BUSINESS HIGHLIGHTS FOR FY2008

•	Sold majority-owned subsidiary, Aonex Technologies, for $7.95 million in upfront and milestone payments plus royalties;

•	Formed Agonn Systems Corporation to develop and commercialize nanotechnology-based energy storage devices for electric vehicles and other large format applications;

•	Acquired minority equity stakes in Nanotope Inc. and Leonardo Biosystems, Inc.;

•	Merged Calando Pharmaceuticals, Inc. and Insert Therapeutics, Inc. to consolidate resources and transferred management to the Arrowhead level;

•	Through Calando, began first FDA clinical trial using siRNA for oncology;

•	Revised Tego’s business model and streamlined operations to focus on generating near term revenue and long-term royalties;

•	Raised approximately $6.9 million into Arrowhead via a registered direct offering;

•	Raised over $9 million of outside capital into Unidym, Inc. from strategic and financial investors;

•	Subsequent to the close of the year, raised an additional $5.4 million of capital into Unidym and Calando;

•	Subsequent to the close of the year, refocused Unidym’s model, consolidated its management at the Arrowhead level, and initiated cost reductions to reduce its cash burn by greater than 60%;

•	Redirected $1.7 million in cash subsequent to the close of the year from Tego back to Arrowhead in connection with Tego’s revised business model.

MANAGEMENT ADDITIONS

•	Appointed Dr. Christopher Anzalone on as President and CEO;

•	Appointed Dr. James Hamilton as Vice President of Medical Technologies and CEO of Calando;

•	Established an active scientific board to guide Arrowhead’s plan to commercialize and monetize revolutionary advances in the nanotechnology field;

•	Appointed Dr. Mauro Ferrari, an internationally recognized expert in employing nanotechnology for cancer therapeutics and detection, as an advisor;

•	Appointed world-renowned nanoscientist Dr. Chad Mirkin as an advisor;

•	Appointed Nobel Laureate Lee Hartwell as an advisor;

•	Appointed Dr. Thomas Haag as Chief Patent Officer;

•	Appointed Dr. Mark Tilley as Vice President of Advanced Materials and, subsequent to the close of the fiscal year, as Unidym’s new CEO.

SELECTED FY2008 FINANCIAL HIGHLIGHTS

For the fiscal year ended September 30, 2008, Arrowhead reported revenues of $1.3 million, compared with $1.2 million in FY2007. GAAP consolidated net loss declined to ($27.1 million), or ($0.69) per share for FY2008, compared with a loss of ($29.9 million), or ($0.83) per share in FY2007. Cash burn for fiscal year 2008 was $27.6 million. Cash and cash equivalents totaled $10.1 million as of September 30, 2008, compared with $24.1 million for the fiscal year ended September 30, 2007.

On November 21, 2008, the Company announced that it had redirected $1.7 million from wholly owned subsidiary Tego back into Arrowhead. Furthermore, the Company raised a total $2.7 million into majority-owned subsidiary, Unidym, from existing strategic investor Tokyo Electron Ventures and from the sale of certain non-core assets, and raised $2.7 million into majority-owned Calando.

UPDATE ON SUBSIDIARIES

Calando Pharmaceuticals, Inc.

Arrowhead’s most mature biopharmaceutical subsidiary, Calando has utilized its proprietary technology and platform systems – CyclosertTM system for delivering small molecule drugs and the RONDEL™ system for delivering RNAi therapeutics – to develop two anti-cancer drug candidates that are currently undergoing human clinical trials. During fiscal 2008, the subsidiary initiated Phase 1 clinical trials of CALAA-01 and dosed its first patient, and completed Phase 1 clinical trials of IT-101 with encouraging results. Calando expects study data from Phase 1 of IT-101 to be published in 2009 and has initiated Phase 2 clinical trials of IT-101 in ovarian cancer. Furthermore, Calando believes that its CyclosertTM and RONDELTM systems can provide additional value by enhancing and enabling the delivery of multiple additional pharmaceutical entities while also improving the efficacy and side effect profile of generic and in-licensed compounds.

Subsequent to the close of the fiscal year, Calando’s RONDEL™ nucleic acid delivery technology was utilized in the treatment of sepsis in mice, evidence of the technology’s efficacy beyond oncology to other therapeutic areas. Furthermore, Arrowhead announced that it has raised $2.7 million into Calando. Arrowhead management continues to believe that Calando remains an attractive acquisition target given the maturity of the subsidiary’s technology, the compelling clinical results to date, and the need for effective systemic delivery of RNAi therapeutics. Calando is majority-owned by Arrowhead.

Unidym, Inc.

One of Arrowhead’s two most mature subsidiaries, Unidym achieved significant commercialization milestones in fiscal year 2008: it demonstrated the world’s first active matrix LCD made with CNT components in collaboration with Silicon Display Technology; it demonstrated a working prototype of a carbon nanotube-based active matrix electrophorectic display (EPD) in collaboration with Samsung Electronics Co. Ltd.; it extended its joint development agreement with Samsung Electronics Co. to integrate carbon nanotube material as the transparent conductive layer in display devices; it entered into development agreement with Nippon Kayaku to integrate CNTs into Thin Film Solar Cells. Subsequent to the close of fiscal year 2008, Unidym received an additional $2.7 million from strategic investor TEL Venture Capital Inc., the U.S. investment arm of Tokyo Electron, and from the sale of certain non-core assets. Furthermore, TEL and Unidym intend to enter into an agreement to collaborate to further Unidym’s progress in printed electronics and jointly develop equipment for the use in the production and integration of Unidym’s films, and in particular for the LCD and solar industries. Unidym is majority-owned by Arrowhead.

Subsequent to the close of fiscal year, Arrowhead streamlined Unidym’s business model and operations to better align capital and other resources to nearer-term revenue opportunities and reduce cash burn. As part of the retooling, Arrowhead has absorbed significant management including that of the CEO. Dr. Mark Tilley, Arrowhead’s Vice President of Advanced Materials, has replaced Art Swift as Unidym’s President and CEO.

Tego Biosciences, Inc.

Subsequent to the close of fiscal 2008, Tego’s business model was revised and operations streamlined to focus on generating near term revenue and long-term royalties through partnerships and licensing, rather than the development and commercialization of products. Arrowhead management believes that Tego is well positioned to monetize its proprietary compounds and enabling patents relating to the use of modified fullerenes for medical imaging and therapeutics. The subsidiary is also testing proprietary compounds as therapeutics for eye disease, and in particular, dry age-related macular degeneration, the most common cause of vision loss in the developed world. Tego is a wholly owned subsidiary of Arrowhead.

Agonn Systems Corporation

Arrowhead’s newest subsidiary, Agonn, is pursuing nanotechnology-enabled energy storage devices to address the deficiencies of existing nickel metal hydride battery technology predominantly used in hybrid electric vehicles and as a cost-effective and more efficient distributor of energy to the electric grid by utility companies. The advanced battery market for hybrid electric vehicles, plug in electric vehicles and electric vehicles, as well as the market for batteries and other energy storage technologies used in electric grid services, is expected to be substantial. To pursue them, Agonn employs a capital efficient R&D model based on outsourced prototyping and testing in partnership with its key technical consultants at Georgia Tech, MIT, University of Pittsburgh, and University of Dayton. Agonn is a wholly owned subsidiary of Arrowhead.

Nanotope, Inc.

Nanotope, minority owned by Arrowhead, is a regenerative medicine company that leverages a core set of proprietary technologies to address multiple therapeutic markets. It is developing a platform that can be customized to regenerate specific tissues; including neuronal, vascular, bone, heart, and cartilage. Nanotope has focused its resources on two near-term products, each an injectable compound that works with surviving cells in and around the point of injury to initiate and support regeneration. The first product candidate, a spinal cord regeneration candidate, has been shown in multiple animal models to reverse paralysis associated with spinal cord injury. The second product candidate has been shown to regenerate lost vasculature in animal models and is potentially applicable for treating Peripheral Artery Disease, a condition that is thought to afflict as many as 20% of Americans over the age of 70.

Longer term, Nanotope plans to pursue a pipeline of follow-up products aimed at different tissues, with much of the work, in keeping with Arrowhead’s capital efficient model, conducted by Nanotope’s partner, Northwestern University’s Institute for Bionanotechnology in Medicine. This pipeline includes: the treatment of stroke and Parkinsonian traits in rodent models; bone regeneration in rodent models; cartilage regeneration in rodent and higher mammal models; and heart attack treatments in rodent and higher mammal models. Arrowhead plans to increase its equity position in Nanotope over time as additional capital becomes available with the goal of achieving majority-owned status.

Leonardo Biosystems, Inc.

Minority-owned Leonardo is a cancer drug delivery company focused on developing an advanced set of nanotechnology tools to deliver anti-cancer therapeutics. Arrowhead plans to increase its equity position in Leonardo over time with the goal of achieving majority-owned status.

Dr. Anzalone concluded, “As we enter fiscal 2009, we will continue to place significant emphasis on moving toward the monetization of Calando and entering significant markets with Unidym. We are striving to make our model increasingly efficient and are focused on stretching every dollar in this capital constrained environment. We believe that these actions will help us increase the value of our advanced subsidiaries as well as those that will be maturing over the next several years.”

Conference Call Dial-in Details

The Company will conduct a financial announcement conference call today, Monday, December 15, 2008, at 5:00 PM ET/2:00 PM PT. To participate in the conference call, please dial 800-218-8862 or 303-262-2125. Investors may also access a live audio web cast of this conference call on the Company’s website at www.arrowheadresearch.com.

A replay of the web cast will be available two hours after the conclusion of the call and will be available for 90 calendar days. An audio replay will also be available approximately two hours after the conclusion of the call and will be made available until Friday, December 19, 2008. The audio replay can be accessed by dialing 800-405-2236 or 303-590-3000 and entering access ID number 11123372#.

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ:ARWR) is a nanotechnology company commercializing new technologies in the areas of life sciences, electronics, and energy. Arrowhead is building value for shareholders through the progress of majority owned subsidiaries. Currently, Arrowhead has four subsidiaries commercializing nanotech products and applications and investments in two minority-owned subsidiaries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. Arrowhead Research Corporation’s Annual Report on Form 10-K and 10-K/A, recent and forthcoming Quarterly Reports on Form 10-Q and 10-Q/A, recent Current Reports on Forms 8-K and 8-K/A, our Registration Statements on Form S-3, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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